EXHIBIT 21.1

LIST OF SUBSIDIARIES OF QUALITY DISTRIBUTION, INC.

Name	State of Incorporation

American Transinurance Group, Inc.	Delaware

ATG Reinsurance Ltd.	Turks & Caicos Island

Chemical Leaman Corporation	Pennsylvania

EnviroPower, Inc.	Delaware

Fleet Transport Company, Inc.	Delaware

Levy Transport Ltd. / Levy Transport, LTEE	Canada

Mexico Investments, Inc.	Florida

MTL De Mexico S.A. de c.v.	Mexico

MTL Investments, Inc.	Canada

MTL of Nevada	Nevada

Power Purchasing, Inc.	Delaware

QSI Services, Inc.	Delaware

Quala Systems, Inc.	Delaware

Quality Carriers, Inc.	Illinois

Quality Distribution, LLC	Delaware

Transplastics, Inc.	Delaware